Exhibit 99.1

The DIRECTV Group Announces 2005 Results

    EL SEGUNDO, Calif.--(BUSINESS WIRE)--Feb. 8, 2006--The DIRECTV Group, Inc. (NYSE:DTV):

    --  DIRECTV U.S. Reports Strong Financial Results:

    -- Generated Over $3.4 Billion in Revenues in the Fourth Quarter, Bringing Full Year Revenues to $12.2 Billion, or 25% Greater than the Prior Year

    --  Operating Profit before Depreciation and Amortization
        Increased to $442 Million, Leading to Full Year Results of over $1.5 Billion, or Nearly 3 Times 2004 Results

    --  Generated Free Cash Flow of $155 Million in the Fourth
        Quarter, Driving a Record $536 Million for the Full Year of
        2005

    -- Board of Directors Authorizes Share Repurchase Program of up to $3 Billion

    The DIRECTV Group, Inc. (NYSE:DTV) today reported full year 2005 net income of $336 million, compared with a net loss of $1.95 billion in 2004, and operating profit of $633 million, improved from an operating loss of $2.12 billion. Full year revenues increased nearly 16% to $13.16 billion, and operating profit before depreciation and amortization(1) improved to $1.49 billion from an operating loss before depreciation and amortization of $1.28 billion last year. In addition, DIRECTV's Board of Directors has authorized up to a $3 billion share repurchase program. DIRECTV expects these repurchases to occur from time to time, in the open market or in private transactions, subject to market conditions.
    In the fourth quarter of 2005, net income was $121 million, compared with a net loss of $289 million in the fourth quarter of 2004, and operating profit of $219 million improved from an operating loss of $445 million. In addition, revenues increased 7% to $3.60 billion, and operating profit before depreciation and amortization improved to $441 million from an operating loss before depreciation and amortization of $164 million in the fourth quarter of last year.
    "Fourth quarter results for DIRECTV U.S. reflect our strategy to improve the quality of our subscriber base and reduce customer churn, while at the same time drive significant revenue and earnings growth. Quarterly revenues increased 15% to $3.4 billion due to our larger subscriber base and a solid 5% ARPU increase in the quarter to $75.53," said Chase Carey, president and CEO. "Operating profit before depreciation and amortization of $442 million was up nearly 4 times over last year's fourth quarter primarily due to the revenue growth and higher operating margin related to improved scale and operating efficiencies. Importantly, these improvements drove free cash flow to $155 million in the quarter and $536 million for the full year -- a nearly $1 billion increase in DIRECTV U.S. free cash flow compared to 2004."
    Carey continued, "Subscriber growth in the quarter -- although below expectations -- was consistent with our initiatives to improve the quality of new subscribers and drive lower churn. In fact, even though gross subscriber additions of 965,000 were 13% below last year's fourth quarter additions, the number of high-quality subscriber additions actually increased about 14% over the prior year. These significant improvements were due to a stricter credit policy and changes made to our distribution network -- including dealer terminations and new incentive plans -- designed to better align dealers with our objective to improve the overall credit quality of DIRECTV customers. With these changes, our average monthly churn rate is starting to decline -- monthly churn was 1.70% in the fourth quarter compared to 1.89% in the third quarter, resulting in net subscriber additions of 200,000. A key priority in 2006 is to continue improving the quality of new subscribers while driving further reductions in churn."
    Carey continued, "Just as 2004 was an important year for DIRECTV in terms of restructuring the business and selling non-core assets, 2005 was important because we built out critical infrastructure that will provide us with the foundation for future growth. For example, we launched three new satellites, including two that will broadcast high-definition local channels, and we also introduced the industry's first MPEG-4 high-definition receiver and one of the most advanced digital video recorders. With these assets, we believe we are in an excellent position to extend our video leadership in 2006 through the introduction of more high-definition programming, original and compelling content, a video-on-demand service, new interactive services and an enhanced NFL Sunday Ticket(TM) package."
    Carey concluded, "We are pleased to announce a share repurchase program of up to $3 billion. This repurchase program reflects our strong balance sheet and confidence in continued strong DIRECTV revenue, earnings and free cash flow growth, as well as our belief that our stock price is far below the intrinsic value of our company."

    THE DIRECTV GROUP'S OPERATIONAL REVIEW

    Fourth Quarter Review

    In the fourth quarter of 2005, The DIRECTV Group's revenues of $3.60 billion increased 7%, compared to the fourth quarter of 2004, primarily due to strong DIRECTV U.S. subscriber growth and higher average monthly revenue per subscriber (ARPU). These changes were partially offset by the deconsolidation of the results of Hughes Network Systems (HNS) due to its sale.


                                    Three Months      Twelve Months
The DIRECTV Group                Ended December 31, Ended December 31,
                                 ------------------ ------------------
                                    2005    2004       2005    2004
--------------------------------  -------  --------  -------  --------
Revenues ($M)                    $ 3,596  $  3,362  $13,165  $ 11,360
--------------------------------  -------  --------  -------  --------
Operating Profit (Loss) Before
Depreciation and Amortization
 ($M)                                441      (164)   1,486    (1,281)
--------------------------------  -------  --------  -------  --------
Operating Profit (Loss) ($M)         219      (445)     633    (2,119)
--------------------------------  -------  --------  -------  --------
Net Income (Loss) ($M)               121      (289)     336    (1,949)
--------------------------------  -------  --------  -------  --------
Net Income (Loss) Per Common
 Share ($)                          0.09     (0.21)    0.24     (1.41)
--------------------------------  -------  --------  -------  --------
Free Cash Flow(1)                    195       (64)     283      (795)
--------------------------------  -------  --------  -------  --------


    The fourth quarter change in operating profit before depreciation and amortization to $441 million was primarily due to the aforementioned increased revenues combined with higher DIRECTV U.S. operating margin resulting from lower subscriber acquisition costs and the stabilizing of expenses in key areas such as upgrade and retention marketing and general and administrative (G&A). The comparison was also impacted by fourth quarter 2004 charges of $191 million for the sale of HNS and $45 million related to the shut-down of DIRECTV Latin America's Mexico operations. Operating profit of $219 million improved due to the higher operating profit before depreciation and amortization, as well as the absence of depreciation and amortization expense at HNS.
    Net income of $121 million in the fourth quarter of 2005 improved due to the increased operating profit and higher interest income due to larger average cash balances, partially offset by higher income tax expense associated with the pre-tax income.

    Full Year Review

    The DIRECTV Group's full year 2005 revenues of $13.16 billion increased 16% from 2004 primarily due to strong DIRECTV U.S. subscriber and ARPU growth, as well as the consolidation of the full economics of the former National Rural Telecommunications Cooperative
(NRTC) and Pegasus subscribers purchased by DIRECTV U.S. in mid-2004. These changes were partially offset by lower revenues at HNS due to the sale of its businesses in 2004 and 2005.
    Operating profit before depreciation and amortization of $1.49 billion and operating profit of $633 million in 2005 improved primarily due to the $1.47 billion SPACEWAY impairment charge(2) taken in 2004, increased DIRECTV U.S. revenues in 2005 combined with higher operating margins resulting primarily from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing, and a $191 million fourth quarter 2004 charge related to the sale of HNS. Also impacting the comparison were charges in the 2004 period of $170 million related to severance, pension benefits and employee retention plans and a $70 million non-cash gain in 2005 from the sale of DIRECTV Latin America subscribers in Mexico.
    The change in 2005 net income to $336 million was due to the higher operating profit and two non-cash after-tax charges included in the 2004 results: $724 million related to the sale of PanAmSat (reflected in "Income (loss) from discontinued operations, net of taxes" in the Consolidated Statements of Operations) and $311 million resulting from a change in the DIRECTV U.S. method of accounting for subscriber acquisition, upgrade and retention costs (reflected in "Cumulative effect of accounting change, net of taxes" in the Consolidated Statements of Operations). These changes were partially offset by higher 2005 income tax expense related to the pre-tax earnings and a first quarter 2004 pre-tax gain of $387 million for the sale of approximately 19 million shares of XM Satellite Radio (recorded in "Other, net" in the Consolidated Statements of Operations).

    SEGMENT FINANCIAL REVIEW

    DIRECTV U.S. Segment


                                    Three Months      Twelve Months
DIRECTV U.S.                     Ended December 31, Ended December 31,
                                 ------------------ ------------------
                                   2005     2004      2005     2004
--------------------------------  -------  --------  -------  --------
Revenue ($M)                     $ 3,406  $  2,960  $12,216  $  9,764
--------------------------------  -------  --------  -------  --------
Average Monthly Revenue per
 Subscriber (ARPU) ($)             75.53     71.92    69.61     66.95
--------------------------------  -------  --------  -------  --------
Operating Profit Before
 Depreciation and Amortization
 ($M)                                442       118    1,500       583
--------------------------------  -------  --------  -------  --------
Operating Profit (Loss) ($M)         260       (65)     802        22
--------------------------------  -------  --------  -------  --------
Free Cash Flow(1) ($M)               155       (23)     536   (247)(2)
--------------------------------  -------  --------  -------  --------
Subscriber Data(3):
-------------------------------- ------- -------- -------- --------
Gross Platform Subscriber
 Additions (000's)                   965     1,103    4,170     4,218
--------------------------------  -------  --------  -------  --------
Average Monthly Platform
 Subscriber Churn                   1.70%     1.60%    1.70%     1.59%
--------------------------------  -------  --------  -------  --------
Net Platform Subscriber
 Additions (000's)                   200       444    1,193     1,728
--------------------------------  -------  --------  -------  --------
Cumulative Subscribers  (000's)   15,133    13,940   15,133    13,940
--------------------------------  -------  --------  -------  --------

(1) See footnote 3 below for the definition of free cash flow.
(2) Includes $200 million of cash received for a set-top receiver supply and development agreement with Thomson.
(3) The amounts presented for 2004 and 2005 include the results from the former NRTC and Pegasus territories.


    Fourth Quarter Review

    DIRECTV U.S. gross subscriber additions of 965,000 were 13% lower than the same period a year ago primarily due to a more stringent credit policy implemented during the second quarter of 2005. Average monthly churn in the quarter increased to 1.70% principally due to higher involuntary churn from customers with lower credit scores attained in 2004 and early 2005, a more competitive marketplace and 10,000 disconnected subscribers associated with Hurricane Katrina. After accounting for this churn, DIRECTV U.S. added 200,000 net subscribers in the quarter. Over the past twelve months, the cumulative number of DIRECTV subscribers increased 9% to 15.13 million.
    Fourth quarter revenues increased 15% to $3.41 billion due to continued strong subscriber and ARPU growth. ARPU increased 5% to $75.53 from the same period last year principally due to programming package price increases and higher mirroring fees from an increase in the average number of set-top receivers per customer.
    Operating profit before depreciation and amortization nearly quadrupled to $442 million and operating profit increased to $260 million due to the revenue increase combined with higher operating margins primarily resulting from lower subscriber acquisition costs due to a decline in gross subscriber additions and lower acquisition costs per subscriber. Also contributing to the margin improvement was the stabilizing of costs in key areas such as upgrade and retention marketing and general and administrative (G&A) costs. These improvements were partially offset by a $10 million charge related to Hurricanes Katrina, Wilma and Rita.

    Full Year Review

    DIRECTV U.S. gross subscriber additions in 2005 of 4,170,000 were slightly lower than a year ago primarily due to more stringent credit policies implemented during the second quarter of 2005. Average monthly churn during the year increased to 1.70% principally due to higher involuntary churn from customers with lower credit scores attained in 2004 and early 2005, and a more competitive marketplace. After accounting for this churn, DIRECTV U.S. added 1,193,000 net subscribers in 2005.
    DIRECTV U.S. generated annual revenues of $12.22 billion in 2005, an increase of 25% compared to the prior year's revenues. The increase was due to continued strong subscriber and ARPU growth, as well as the consolidation of the full economics of the former NRTC and Pegasus subscribers purchased in late 2004. ARPU increased 4% to $69.61 from last year principally due to programming package price increases and higher mirroring fees from an increase in the average number of set-top receivers per customer. Excluding the dilutive impact from the consolidation of the former NRTC and Pegasus subscribers primarily due to the lower ARPU received from these subscribers, ARPU would have increased approximately 6%.
    Operating profit before depreciation and amortization nearly tripled to $1.50 billion and operating profit increased to $802 million due to the revenue increase combined with higher operating margins primarily resulting from the stabilizing of costs in key areas such as subscriber acquisition and upgrade and retention marketing. This improvement was partially offset by charges of $24 million related to Hurricanes Katrina, Wilma and Rita. Operating profit was negatively impacted by higher amortization expense resulting from intangible assets recorded as part of the NRTC and Pegasus transactions.

    DIRECTV Latin America Segment

    On October 11, 2004, The DIRECTV Group announced a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that are designed to strengthen the operating and financial performance of DIRECTV Latin America by consolidating the Direct-To-Home (DTH) platforms of DIRECTV Latin America and Sky into a single platform in each of the major territories served in the region. In aggregate, The DIRECTV Group is paying approximately $580 million in cash for the News Corporation and Liberty Media equity stakes in the Sky platforms, of which approximately $398 million was paid in October 2004, with the remaining amount expected to be paid in 2006.
    In Mexico, as of December 31, 2005, DIRECTV Latin America had completed the migration of 144,000 subscribers to the Sky Mexico platform and ceased operations. During 2005, DIRECTV Latin America recorded a non-cash gain of $70 million, $12 million of which was recorded in the fourth quarter, related to the successful migration and retention of a portion of the Mexico subscribers. At the close of the transaction -- which is expected to occur in the first quarter 2006 -- an additional non-cash gain of approximately $58 million is expected to be recognized.
    In Brazil, DIRECTV Brazil and Sky Brazil have agreed to merge, with DIRECTV Brazil customers migrating to the Sky Brazil platform. The transactions in Brazil are subject to local regulatory approval, which has not yet been granted. In the rest of the region, The DIRECTV Group began consolidating Sky's DTH satellite platforms in Colombia and Chile, resulting in the addition of approximately 89,000 subscribers beginning in the fourth quarter of 2004. During 2005, DIRECTV Latin America completed the migration of the majority of these subscribers to the DIRECTV Latin America platform.


                                    Three Months      Twelve Months
DIRECTV Latin America            Ended December 31, Ended December 31,
                                 ------------------ ------------------
                                   2005     2004      2005     2004
--------------------------------  -------  --------  -------  --------
Revenue ($M)                     $   190  $    182  $   742  $    675
--------------------------------  -------  --------  -------  --------
Operating Profit (Loss) Before
 Depreciation and
 Amortization(1)($M)                  19       (25)     142        46
--------------------------------  -------  --------  -------  --------
Operating Loss(1) ($M)               (21)      (76)     (19)     (142)
--------------------------------  -------  --------  -------  --------
Net Subscriber Additions(2)
 (000's)                              39        57      149       124
--------------------------------  -------  --------  -------  --------
Cumulative Subscribers(3)
 (000's)                           1,593     1,646    1,593     1,646
--------------------------------  -------  --------  -------  --------

(1) The fourth quarter and full year 2005 results include a non-cash gain of $12 million and $70 million, respectively, due to the successful migration of a portion of DIRECTV Latin America subscribers in Mexico to Sky Mexico.
(2) Excludes Mexico and the one-time impact from the Sky Chile and Sky Colombia acquisitions.
(3) Includes Mexico, however, as of June 30 2005, there were no remaining DIRECTV Latin America subscribers in Mexico.


    Fourth Quarter Review

    In the fourth quarter of 2005, DIRECTV Latin America added 39,000 net subscribers. Revenues for DIRECTV Latin America increased 4% to $190 million, compared to last year's fourth quarter, due to a larger subscriber base in Argentina, Venezuela and Puerto Rico and higher ARPU, driven primarily by select price increases in the region and the appreciation of the Brazilian real. These improvements were partially offset by lower revenues due to the shut-down of DIRECTV Latin America's operations in Mexico. The improvement in fourth quarter 2005 operating profit before depreciation and amortization to $19 million and operating loss to $21 million was primarily attributable to a $45 million charge recorded in 2004 related to the shut-down of DIRECTV Latin America's operations in Mexico, principally for asset write-downs, severance and other shut-down-related costs, as well as the $12 million gain recorded in 2005 for the sale of DIRECTV Latin America's subscribers in Mexico. This improvement was partially offset by charges in 2005 totaling $15 million for transaction-related costs in Colombia, the change from a lease model to a sales model in Puerto Rico, and foreign exchange costs in Venezuela.

    Full Year Review

    In 2005, DIRECTV Latin America added 149,000 net subscribers. Revenues for DIRECTV Latin America increased 10% to $742 million, compared to last year, driven primarily by a larger subscriber base in Argentina, Venezuela and Puerto Rico, higher ARPU due to select price increases in the region and by the appreciation of the Brazilian real, as well as the consolidation of Sky Chile and Sky Colombia. These improvements were partially offset by lower revenues due to the shut-down of DIRECTV Latin America's operations in Mexico. The improvement in 2005 operating profit before depreciation and amortization to $142 million and operating loss to $19 million was primarily attributable to the $70 million gain recorded for the sale of DIRECTV Latin America's subscribers in Mexico, as well as $45 million in 2004 charges primarily for asset write-downs, severance and other shut-down-related costs in Mexico. This improvement was partially offset by charges in 2005 totaling $25 million associated with the change from a lease model to a sales model in Puerto Rico and transaction-related costs in Colombia.

    Network Systems Segment


                                    Three Months      Twelve Months
HNS                              Ended December 31, Ended December 31,
                                 ------------------ ------------------
                                   2005     2004      2005     2004
--------------------------------  -------  --------  -------  --------
Revenue ($M)                     $     0  $    223  $   211  $  1,099
--------------------------------  -------  --------  -------  --------
Operating Loss Before
 Depreciation and Amortization
 ($M)                                  0      (184)     (61)   (1,683)
--------------------------------  -------  --------  -------  --------
Operating Loss ($M)                    0      (232)     (61)   (1,779)
--------------------------------  -------  --------  -------  --------


    On April 22, 2005, The DIRECTV Group completed the sale of a 50% interest in HNS LLC, an entity that owns substantially all of the assets of HNS, to SkyTerra Communications, Inc., an affiliate of Apollo Management, L.P., which is a New York-based private equity firm. At the close of the transaction, The DIRECTV Group received $246 million in cash and 300,000 shares of SkyTerra common stock valued at about $11 million. As of the date of this sale, The DIRECTV Group no longer consolidated the results of HNS and accounted for 50% of HNS' net income or loss as an equity investment in "Other, net" in the Consolidated Statements of Operations. In January 2006, The DIRECTV Group completed the sale of the remaining 50% interest in HNS LLC to SkyTerra and received $110 million in cash. A gain of approximately $25 million related to this sale is expected to be recorded in the first quarter of 2006.
    The fourth quarter 2004 operating loss before depreciation and amortization and operating loss was principally due to a $191 million impairment write-down of HNS assets to their fair value based on the sales price agreed upon with SkyTerra for the initial 50% sale of HNS and a $13 million severance charge also associated with the sale. The full year 2004 operating loss before depreciation and amortization and operating loss also includes an impairment charge of $1.47 billion for the SPACEWAY assets.

    CONSOLIDATED BALANCE SHEET AND CASH FLOW


The DIRECTV Group                       December 31,    December 31,
                                            2005            2004
-------------------------------------  ---------------  --------------
Cash, Cash Equivalents & Short-Term
 Investments ($B)                     $          4.38  $         2.83
-------------------------------------  ---------------  --------------
Total Debt ($B)                                  3.42            2.43
-------------------------------------  ---------------  --------------
Net Debt (Cash) ($B)                            (0.96)          (0.40)
-------------------------------------  ---------------  --------------
Free Cash Flow(1) ($M)                            283            (795)
-------------------------------------  ---------------  --------------

(1) See footnote 3 below for the definition of free cash flow.


    The DIRECTV Group's consolidated cash and short-term investment balance increased by $1.55 billion to $4.38 billion and total debt increased by $986 million to $3.42 billion, compared to the December 31, 2004, balances due primarily to the debt refinancings discussed below. Also impacting the change in the cash balance was cash generated from operations and the proceeds from the sale of businesses and investments, which were partially offset by cash paid for property, equipment and satellites.
    In April 2005, DIRECTV U.S. entered into a new senior secured credit facility. The new facility consists of a $1.5 billion eight-year Term Loan B (subsequently reduced to $1.0 billion, as described below) and a $500 million six-year Term Loan A (both of which are fully funded), as well as a $500 million undrawn six-year revolving credit facility. The interest rate on each of the term loans is currently LIBOR plus 1.50% and 1.25%, respectively, per annum. The proceeds of the term loans were used to repay an existing $1.0 billion senior secured loan and pay related financing costs, with the remaining proceeds to be used for general corporate purposes.
    In addition, DIRECTV U.S. redeemed $490 million, plus interest and a redemption premium, of its 8 3/8% senior notes in May 2005. In June, DIRECTV U.S. raised an additional $1 billion in 6 3/8% senior notes, of which $500 million of the proceeds was used to pay down the new Term Loan B discussed above and $500 million remains available for general corporate purposes.

    CONFERENCE CALL INFORMATION

    A live webcast of The DIRECTV Group's fourth quarter 2005 earnings call will be available on the company's website at www.directv.com. The call will begin at 11:00 a.m. ET, today, February 8, 2006. The dial in number for the call is 973-582-2751. The webcast will be archived on our website, and a replay of the call will be available (dial in number: 973-341-3080, code: 6921009) beginning at 3:30 p.m.
ET today through 11:59 p.m. ET Wednesday, February 15, 2006.


                               FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see each of The DIRECTV Group's and DIRECTV Holdings LLC's Annual Reports on Form 10-K for the year ended December 31, 2005, for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) In 2004, The DIRECTV Group announced plans to significantly expand its programming capacity for local and national high-definition channels by launching four new satellites over a 3-year period. The first two of these satellites, SPACEWAY 1 and SPACEWAY 2, were reconfigured during 2004 to offer video services as their primary application for DIRECTV U.S. This decision triggered a requirement to test the SPACEWAY assets for impairment. A valuation analysis showed that the assets were impaired and their book value exceeded fair value for use in the Company's U.S. direct-to-home broadcast business by approximately $1.47 billion ($903 million after-tax), which was recorded as a non-cash charge in the third quarter of 2004 (reflected in "(Gain) loss from asset sales and impairment charges, net" in the Consolidated Statements of Operations).

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions "Cash paid for property and equipment" and "Cash paid for satellites" from "Net cash provided by operating activities" on the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by DIRECTV U.S.' current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.


    CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

    NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.



              NON-GAAP FINANCIAL RECONCILIATION SCHEDULES
                 (Numbers may not add due to rounding)

The following table reconciles Operating Profit Before Depreciation and Amortization to Operating Profit (Loss).(a)

Dollars in Millions                 Three Months      Twelve Months
                                 Ended December 31, Ended December 31,
-------------------------------- ------------------ ------------------
                                   2005       2004     2005      2004
--------------------------------  -------  --------  -------  --------
The DIRECTV Group
 Operating Profit (Loss)         $   219  $   (445) $   633  $ (2,119)
 Plus: Depreciation &
  Amortization (D&A)                 222       281      853       838
                                  -------  --------  -------  --------
 Operating Profit (Loss) Before
  D&A                            $   441  $   (164) $ 1,486  $ (1,281)
--------------------------------  =======  ========  =======  ========

(a) For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group's Annual Report on Form 10-K for the year ended December 31, 2005, which is expected to be filed with the SEC in March 2006. Additional DIRECTV U.S. non-GAAP financial reconciliation schedules are included with the DIRECTV Holdings LLC's stand-alone financial statements included in this earnings release.


The following tables reconcile Free Cash Flow to "Net Cash Provided by Operating Activities."

Dollars in Millions                 Three Months      Twelve Months
                                 Ended December 31, Ended December 31,
                                   2005     2004      2005     2004
--------------------------------  -------  --------  -------  --------
The DIRECTV Group
 Free Cash Flow                  $   195  $    (64) $   283  $   (795)
 Plus: Cash paid for property &
  equipment                          152       153      489       476
 Plus: Cash paid for satellites      121       106      400       547
                                  -------  --------  -------  --------
 Net Cash Provided by Operating
  Activities                         468       196  $ 1,172  $    229
--------------------------------  =======  ========  =======  ========


Dollars in Millions                 Three Months      Twelve Months
                                 Ended December 31, Ended December 31,
-------------------------------- ------------------ ------------------
                                   2005       2004     2005      2004
--------------------------------  -------  --------  -------  --------
DIRECTV U.S.
 Free Cash Flow                  $   155  $    (23) $   536  $   (247)
 Plus: Cash paid for property &
  equipment                          130        76      381       249
 Plus: Cash paid for satellites      120        87      367       423
                                  -------  --------  -------  --------
 Net Cash Provided by Operating
  Activities                     $   406  $    140  $ 1,283  $    425
--------------------------------  =======  ========  =======  ========


    DIRECTV is the nation's leading digital multichannel television service provider, with over 15.1 million customers. DIRECTV and the Cyclone Design logo are registered trademarks of DIRECTV, Inc. DIRECTV is a world-leading provider of digital multichannel television entertainment. DIRECTV (NYSE: DTV) is approximately 34% owned by News Corporation. For more information visit www.directv.com.


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

                             Three Months Ended   Twelve Months Ended
                                December 31,         December 31,
                             ------------------- ---------------------
                               2005      2004       2005       2004
                              --------  --------  ---------  ---------

Revenues                     $3,595.5  $3,362.1  $13,164.5  $11,360.0
----------------------------  --------  --------  ---------  ---------

Operating Costs and Expenses,
 exclusive of depreciation
 and amortization expense
 shown separately below
 Broadcast programming and
  other costs of sale         1,594.9   1,532.4    5,485.3    4,996.5
 Subscriber service expenses    267.8     231.0      981.9      779.9
 Subscriber acquisition
  costs:
  Third-party customer
   acquisitions                 448.2     559.3    2,053.9    2,009.8
  Direct customer
   acquisitions                 189.7     194.3      697.7      694.0
 Upgrade and retention costs    342.5     334.2    1,117.0    1,002.4
 Broadcast operations
  expenses                       63.3      52.8      254.1      196.7
 General and administrative
  expenses                      260.5     395.1    1,133.9    1,268.9
 (Gain) loss from asset
  sales and impairment
  charges, net                  (12.0)    227.1      (45.1)   1,693.2
Depreciation and
 amortization expense           221.8     281.3      853.2      838.0
----------------------------  --------  --------  ---------  ---------
Total Operating Costs and
 Expenses                     3,376.7   3,807.5   12,531.9   13,479.4
----------------------------  --------  --------  ---------  ---------

Operating Profit (Loss)         218.8    (445.4)     632.6   (2,119.4)

Interest income                  52.4      17.6      150.3       50.6
Interest expense                (57.7)    (61.6)    (237.6)    (131.9)
Reorganization income               -       0.1          -       43.0
Other, net                        6.3         -      (65.0)     397.6
----------------------------  --------  --------  ---------  ---------

Income (Loss) From Continuing
 Operations Before Income
 Taxes, Minority Interests and
 Cumulative Effect of
 Accounting Change              219.8    (489.3)     480.3   (1,760.1)

Income tax (expense) benefit    (99.6)    193.3     (173.2)     690.6
Minority interests in net
 (earnings) losses of
 subsidiaries                     1.0       7.6       (2.5)      13.1
----------------------------  --------  --------  ---------  ---------

Income (loss) from
 continuing operations
 before cumulative effect of
 accounting change              121.2    (288.4)     304.6   (1,056.4)
Income (loss) from
 discontinued operations,
 net of taxes                       -      (0.1)      31.3     (582.3)
----------------------------  --------  --------  ---------  ---------

Income (loss) before
 cumulative effect of
 accounting change              121.2    (288.5)     335.9   (1,638.7)
Cumulative effect of
 accounting change, net of
 taxes                              -         -          -     (310.5)
----------------------------  --------  --------  ---------  ---------

Net Income (Loss)            $  121.2  $ (288.5) $   335.9  $(1,949.2)
============================  ========  ========  =========  =========

Basic and Diluted Earnings (Loss) Per
 Common Share:
Income (loss) from
 continuing operations
 before cumulative effect of
 accounting change           $   0.09  $  (0.21) $    0.22  $   (0.77)
Income (loss) from
 discontinued operations,
 net of taxes                       -         -       0.02      (0.42)
Cumulative effect of
 accounting change, net of
 taxes                              -         -          -      (0.22)
----------------------------  --------  --------  ---------  ---------
Net Income (Loss)            $   0.09  $  (0.21) $    0.24  $   (1.41)
============================  ========  ========  =========  =========

Weighted average number of common
 shares outstanding (in millions)
 Basic                        1,390.9   1,385.7    1,388.4    1,384.8
 Diluted                      1,397.0   1,385.7    1,394.8    1,384.8
============================  ========  ========  =========  =========


THE DIRECTV GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                        December 31,   December 31,
ASSETS                                      2005            2004
-------------------------------------  ---------------  --------------
Current Assets
Cash and cash equivalents             $       3,701.3  $      2,307.4
Short-term investments                          683.2           522.6
Accounts and notes receivable, net of
 allowances of $114.9 and $121.7              1,033.2           918.6
Inventories, net                                283.1           124.4
Prepaid expenses and other                      395.6           377.0
Assets of business held for sale                    -           521.1
-------------------------------------  ---------------  --------------

Total Current Assets                          6,096.4         4,771.1
Satellites, net                               1,875.5         1,560.4
Property and Equipment, net                   1,199.2         1,135.1
Goodwill                                      3,045.3         3,044.1
Intangible Assets, net                        1,878.0         2,227.1
Investments and Other Assets                  1,535.8         1,586.6
-------------------------------------  ---------------  --------------

Total Assets                          $      15,630.2  $     14,324.4
=====================================  ===============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------- ---------------- ---------------
Current Liabilities
Accounts payable                      $       1,607.0  $      1,290.9
Accrued liabilities and other                   934.8           881.7
Unearned subscriber revenue and
 deferred credits                               276.6           261.5
Short-term borrowings and current
 portion of long-term debt                        9.8            19.8
Liabilities of business held for sale               -           240.6
-------------------------------------  ---------------  --------------

Total Current Liabilities                     2,828.2         2,694.5
Long-Term Debt                                3,405.2         2,409.5
Other Liabilities and Deferred
 Credits                                      1,407.6         1,665.4
Commitments and Contingencies
Minority Interests                               49.2            47.9
Stockholders' Equity                          7,940.0         7,507.1
-------------------------------------  ---------------  --------------

Total Liabilities and Stockholders'
 Equity                               $      15,630.2  $     14,324.4
=====================================  ===============  ==============


THE DIRECTV GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                      Twelve Months Ended December 31,
                                            2005            2004
-------------------------------------  ---------------- --------------
Cash Flows from Operating Activities
Income (Loss) from continuing
 operations before cumulative effect
 of accounting change                 $         304.6  $     (1,056.4)
Adjustments to reconcile income
 (loss) from continuing operations
 before cumulative effect of
 accounting change to net cash
 provided by operating activities:
  Depreciation and amortization                 853.2           838.0
  (Gain) loss from asset sales and
   impairment charges, net                      (45.1)        1,693.2
  Net (gain) loss from sale of
   investments                                    0.6          (396.5)
  Loss on disposal of fixed assets                2.5            24.9
  Stock-based compensation expense               40.6            57.1
  Write-off of debt issuance costs               19.0               -
  Deferred income taxes and other               188.1          (850.4)
  Accounts receivable credited
   against Pegasus purchase price                   -          (220.2)
  Change in other operating assets
   and liabilities
    Accounts and notes receivable              (129.5)           18.8
    Inventories                                (158.7)           23.2
    Prepaid expenses and other                  (34.7)          (20.8)
    Accounts payable                            281.3           (46.7)
    Accrued liabilities                          30.8          (101.7)
    Unearned subscriber revenue and
     deferred credits                            15.1            60.7
    Other                                      (195.9)          205.4
-------------------------------------  ---------------- --------------
Net Cash Provided by Operating
 Activities                                   1,171.9           228.6
-------------------------------------  ---------------- --------------
Cash Flows from Investing Activities
Purchase of short-term investments           (4,672.7)       (4,255.3)
Sale of short-term investments                4,512.1         4,077.5
Investment in companies, net of cash
 acquired                                        (1.1)         (388.5)
Cash paid for acquired assets                    (3.3)         (965.8)
Cash paid for property and equipment           (489.2)         (476.4)
Cash paid for satellites                       (399.5)         (546.7)
Proceeds from sale of investments               113.1           510.5
Proceeds from sale of businesses                246.0         2,918.4
Other, net                                      (28.7)           13.1
-------------------------------------  ---------------- --------------
Net Cash Provided by (Used in)
 Investing Activities                          (723.3)          886.8
-------------------------------------  ---------------- --------------
Cash Flows from Financing Activities
Net decrease in short-term borrowings            (2.5)           (6.2)
Long-term debt borrowings                     3,003.3             1.2
Repayment of long-term debt                  (2,005.5)         (214.8)
Debt issuance costs                              (4.7)           (2.4)
Repayment of other long-term
 obligations                                    (90.5)          (43.5)
Stock options exercised                          45.2            23.0
-------------------------------------  ---------------- --------------
Net Cash Provided by (Used in)
 Financing Activities                           945.3          (242.7)
-------------------------------------  ---------------- --------------
Net increase in cash and cash
 equivalents                                  1,393.9           872.7
Cash and cash equivalents at
 beginning of the year                        2,307.4         1,434.7
-------------------------------------  ---------------- --------------
Cash and cash equivalents at the end
 of the year                          $       3,701.3  $      2,307.4
-------------------------------------  ---------------- --------------

Supplemental Cash Flow Information
Interest paid                         $         239.5  $        128.5
Income taxes paid (refunded)                     13.2           (49.2)


THE DIRECTV GROUP, INC.
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)

                                 Three Months        Twelve Months
                              Ended December 31,   Ended December 31,
                              ------------------  --------------------
                               2005      2004       2005       2004
----------------------------------------------------------------------
DIRECTV U.S.
Revenues                     $3,406.4  $2,959.7  $12,216.1  $ 9,763.9
Operating Profit Before
 Depreciation and
 Amortization(1)                442.2     117.9    1,500.2      583.1
Operating Profit Before
 Depreciation and
Amortization Margin(1)           13.0%      4.0%      12.3%       6.0%
Operating Profit (Loss)      $  259.8  $  (65.3) $   802.0  $    21.9
Operating Profit Margin           7.6%      N/A        6.6%       0.2%
Depreciation and
 Amortization                $  182.4  $  183.2  $   698.2  $   561.2
Capital Expenditures(2)         235.1     162.9      782.0      671.5

----------------------------------------------------------------------
DIRECTV LATIN AMERICA
Revenues                     $  189.5  $  182.0  $   742.1  $   675.2
Operating Profit (Loss)
Before Depreciation and
 Amortization(1)                 19.4     (25.2)     141.5       45.9
Operating Profit Before
 Depreciation and
Amortization Margin(1)           10.2%      N/A       19.1%       6.8%
Operating Loss               $  (21.2) $  (76.4) $   (18.7) $  (142.0)
Depreciation and
 Amortization                    40.6      51.2      160.2      187.9
Capital Expenditures(2)          21.6      21.7       90.4       81.7

----------------------------------------------------------------------
NETWORK SYSTEMS
Revenues                     $      -  $  223.3  $   211.4  $ 1,099.1
Operating Loss Before
 Depreciation and
 Amortization(1)                    -    (184.1)     (60.8)  (1,682.9)
Operating Loss                      -    (231.7)     (60.8)  (1,778.5)
Depreciation and
 Amortization                       -      47.6          -       95.6
Capital Expenditures(2)             -      49.5       18.1      132.1

----------------------------------------------------------------------
ELIMINATIONS and OTHER
Revenues                     $   (0.4) $   (2.9) $    (5.1) $  (178.2)
Operating Loss Before
 Depreciation and
 Amortization(1)                (21.0)    (72.7)     (95.1)    (227.5)
Operating Loss                  (19.8)    (72.0)     (89.9)    (220.8)
Depreciation and
 Amortization                    (1.2)     (0.7)      (5.2)      (6.7)
Capital Expenditures(2)           1.0      25.3       33.2      137.8

----------------------------------------------------------------------
TOTAL
Revenues                     $3,595.5  $3,362.1  $13,164.5  $11,360.0
Operating Profit (Loss)
Before Depreciation and
 Amortization(1)                440.6    (164.1)   1,485.8   (1,281.4)
Operating Profit Before
 Depreciation and
Amortization Margin(1)           12.3%      N/A       11.3%       N/A
Operating Profit (Loss)      $  218.8  $ (445.4) $   632.6  $(2,119.4)
Operating Profit Margin           6.1%      N/A        4.8%       N/A
Depreciation and
 Amortization                $  221.8  $  281.3  $   853.2  $   838.0
Capital Expenditures(2)         257.7     259.4      923.7    1,023.1

======================================================================

(1)See footnote 1 above.
(2)Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.


The Following Reflects DIRECTV U.S.' Financial Statements and Other Data as a Stand-Alone Entity

DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

                              Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                              ------------------- --------------------
                                2005      2004       2005      2004
                               --------- --------  ---------- --------

Revenues                      $3,406.4  $2,959.7  $12,216.1  $9,763.9
------------------------------ --------- --------- ---------- --------

Operating Costs and Expenses,
 exclusive of depreciation
 and amortization expense
 shown separately below
  Programming and other costs  1,522.1   1,320.3    5,050.1   4,010.5
  Subscriber service expenses    255.3     220.2      935.4     740.2
  Subscriber acquisition
   costs:
    Third-party customer
     acquisitions                431.9     549.4    1,999.4   1,960.8
    Direct customer
     acquisitions                184.7     188.6      676.4     684.1
  Upgrade and retention costs    339.8     332.0    1,106.5     993.2
  Broadcast operations
   expenses                       35.7      31.3      145.8     129.7
  General and administrative
   expenses                      194.7     200.0      802.3     662.3
Depreciation and amortization
 expense                         182.4     183.2      698.2     561.2
------------------------------ --------- --------- ---------- --------
Total Operating Costs and
 Expenses                      3,146.6   3,025.0   11,414.1   9,742.0
------------------------------ --------- --------- ---------- --------

Operating Profit (Loss)          259.8     (65.3)     802.0      21.9

Interest expense, net            (39.3)    (55.6)    (201.9)   (192.1)
Other expense                     (0.3)       --      (66.7)       --
------------------------------ --------- --------- ---------- --------

Income (Loss) Before Income
 Taxes and Cumulative Effect
 of Accounting Change            220.2    (120.9)     533.4    (170.2)

Income tax (expense) benefit     (87.9)     43.4     (208.1)     61.3
------------------------------ --------- --------- ---------- --------

Income (loss) before
 cumulative effect of
 accounting change               132.3     (77.5)     325.3    (108.9)
Cumulative effect of
 accounting change, net of
 taxes                              --        --         --    (311.5)
------------------------------ --------- --------- ---------- --------

Net Income (Loss)             $  132.3  $  (77.5) $   325.3  $ (420.4)
============================== ========= ========= ========== ========


DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                               December 31,
                                      -------------------------------
ASSETS                                      2005            2004
-------------------------------------- ---------------- --------------
Current Assets
Cash and cash equivalents             $       1,164.8  $         34.5
Accounts receivable, net of
 allowances of $75.0 and $86.4                  995.9           885.0
Inventories, net                                281.4           122.0
Prepaid expenses and other                      285.0           289.8
-------------------------------------- ---------------- --------------

Total Current Assets                          2,727.1         1,331.3
Satellites, net                               1,907.9         1,597.4
Property and Equipment, net                     848.3           686.1
Goodwill                                      3,031.7         3,031.7
Intangible Assets, net                        1,875.0         2,224.9
Other Assets                                    135.0           122.8
-------------------------------------- ---------------- --------------

Total Assets                          $      10,525.0  $      8,994.2
====================================== ================ ==============

LIABILITIES AND OWNER'S EQUITY
----------------------------------------------------------------------
Current Liabilities
Accounts payable and accrued
 liabilities                          $       2,362.9  $      1,771.7
Unearned subscriber revenue and
 deferred credits                               259.0           255.9
Current portion of long-term debt                 7.8            10.2
-------------------------------------- ---------------- --------------

Total Current Liabilities                     2,629.7         2,037.8
Long-Term Debt                                3,405.3         3,276.6
Other Liabilities and Deferred
 Credits                                        989.2         1,128.6
Deferred Income Taxes                           204.4           172.3
Commitments and Contingencies

Owner's Equity
Capital stock and additional paid-in
 capital                                      4,050.9         3,458.7
Accumulated deficit                            (754.5)       (1,079.8)
-------------------------------------- ---------------- --------------
Total Owner's Equity                          3,296.4         2,378.9
-------------------------------------- ---------------- --------------

Total Liabilities and Owner's Equity  $      10,525.0  $      8,994.2
====================================== ================ ==============


DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

                                      Twelve Months Ended December 31,
                                            2005            2004
-------------------------------------- ---------------- --------------
Cash Flows from Operating Activities
Income (Loss) Before Cumulative
 Effect of Accounting Change          $         325.3  $       (108.9)
  Adjustments to reconcile income
  (loss) before cumulative effect
  of accounting change to net cash
  provided by operating activities:
    Depreciation and amortization
     expense                                    698.2           561.2
    Net loss on sale or disposal of
     property                                      --            15.8
    Stock-based compensation expense             27.1            28.0
    Amortization of debt issuance
     costs                                        6.2             8.9
    Write-off of debt issuance costs             19.0              --
    Deferred income taxes and other              10.6           (21.6)
    Accounts receivable credited
     against Pegasus purchase price                --          (220.2)
    Change in other operating assets
     and liabilities
      Accounts receivable, net                 (130.9)         (115.7)
      Inventories                              (159.4)          (21.4)
      Prepaid expenses and other                 28.1          (125.2)
      Other assets                              (15.6)          (23.3)
      Accounts payable and accrued
       liabilities                              575.9           200.0
      Unearned subscriber revenue and
       deferred credits                           3.1            61.3
      Other liabilities and deferred
       credits                                 (104.4)          185.6
-------------------------------------- ---------------- --------------
Net Cash Provided by Operating
 Activities                                   1,283.2           424.5
-------------------------------------- ---------------- --------------
Cash Flows from Investing Activities
Cash paid for property and equipment           (380.5)         (249.0)
Cash paid for satellites                       (366.6)         (422.5)
Cash paid for acquired assets                    (3.3)         (965.8)
Proceeds from sale of property                    0.5             3.7
-------------------------------------- ---------------- --------------
Net Cash Used in Investing Activities          (749.9)       (1,633.6)
-------------------------------------- ---------------- --------------
Cash Flows from Financing Activities
Cash proceeds from refinancing
 transactions                                 3,003.3              --
Cash contribution from Parent                   538.3           200.0
Repayment of debt                            (2,001.8)         (213.2)
Borrowing from Parent                              --           875.0
Repayment of borrowing from Parent             (875.0)             --
Payments for other long-term
 obligations                                    (63.1)          (31.5)
Debt issuance costs                              (4.7)           (2.4)
-------------------------------------- ---------------- --------------
Net Cash Provided by Financing
 Activities                                     597.0           827.9
-------------------------------------- ---------------- --------------
Net increase (decrease) in cash and
 cash equivalents                             1,130.3          (381.2)
Cash and cash equivalents at
 beginning of the year                           34.5           415.7
-------------------------------------- ---------------- --------------
Cash and cash equivalents at end of
 the year                             $       1,164.8  $         34.5
====================================== ================ ==============

Supplemental Cash Flow Information
Interest paid                         $         229.3  $        201.8
Income taxes paid                                36.1             0.6


DIRECTV HOLDINGS LLC
Non-GAAP Financial Reconciliation and Other Data
(Unaudited)

------------------------------- --------- -------- -------- ---------
                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                    2005     2004      2005     2004
                                 --------  -------  --------  --------
                                        (Dollars in Millions)

Operating Profit (Loss)         $  259.8  $ (65.3) $  802.0  $   21.9
Add back: Subscriber
 acquisition costs:
     Third-party customer
      acquisitions                 431.9    549.4   1,999.4   1,960.8
     Direct customer
      acquisitions                 184.7    188.6     676.4     684.1
   Depreciation and
    amortization expense           182.4    183.2     698.2     561.2
                                 --------  -------  --------  --------
Subtotal                           799.0    921.2   3,374.0   3,206.1
                                 --------  -------  --------  --------

Pre-SAC margin(1)               $1,058.8  $ 855.9  $4,176.0  $3,228.0
                                 ========  =======  ========  ========
Pre-SAC margin as a percentage
 of revenue(1)                      31.1%    28.9%     34.2%     33.1%
-------------------------------  --------  -------  --------  --------

---------------------------------------------------------------------
                             Other Data
---------------------------------------------------------------------
                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                    2005     2004    2005        2004
                                 --------  -------  --------  --------
Average monthly revenue per
 subscriber (ARPU)              $  75.53  $ 71.92  $  69.61  $  66.95
Average monthly churn %(2)          1.70%    1.60%     1.70%     1.59%
Average subscriber acquisition
 costs-per subscriber (SAC)     $    639  $669  $    642  $    643
Total number of subscribers-
 platform (000's)(2)              15,133   13,940    15,133    13,940
Capital expenditures
 (millions)(3)                  $  235.1  $ 162.9  $  782.0  $  671.5
-------------------------------  --------  -------  --------  --------

(1) Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions "Subscriber acquisition costs" and "Depreciation and amortization expense" to "Operating Profit (Loss)." This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.' current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs," management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

    The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.' operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.' current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(2) The amounts presented for 2004 include the results from the former NRTC and Pegasus subscribers.

(3) Capital expenditures represent cash paid and amounts accrued during the period for property, equipment and satellites.

    CONTACT: The DIRECTV Group, Inc.
             Media Contact: Robert Mercer, 310-964-4683
             Investor Relations: 212-462-5200